Exhibit 99.1

AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

PRESS RELEASE

FOR RELEASE: FEBRUARY 20, 2013	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS ANOTHER RECORD QUARTER AND A

RECORD YEAR OF EARNINGS

*Board of directors declares a $0.25 dividend payable in March*

Fourth Quarter 2012 Highlights

•	Revenues of $207.7 million were the highest quarterly revenues since Q3 of 2008

•	Adjusted EBITDA of $48.0 million was a quarterly record

•	Net earnings of $24.5 million, or $1.14 per share, were a quarterly record

•	Railcar shipments were approximately 2,000 railcars, including 390 railcars to leasing customers

•	Secured $199.8 million of lease fleet financing with attractive interest rates

St. Charles, MO, February 20, 2013 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter 2012 financial results. “We are pleased with our record financial performance, operating results and ability to leverage our growing fleet of leased railcars with financing at attractive terms,” said James Cowan, President and CEO of ARI. “The shipments for tank railcars remained strong, which provided us with a favorable sales mix during the quarter. Strong tank railcar volumes generated operational leverage and efficiencies that were partially offset by lower shipments of hopper railcars. During the quarter we received orders for 1,430 railcars, resulting in a backlog of 7,060 railcars.”

Fourth Quarter Results

Consolidated revenues for the fourth quarter of 2012 were $207.7 million, up 6% when compared to the $196.8 million for the fourth quarter of 2011. The increase in revenues was primarily due to an increase in revenues for the manufacturing and leasing segments.

Manufacturing segment revenues were $236.5 million for the fourth quarter of 2012, an increase of 14% over the $207.9 million for the fourth quarter of 2011. The primary reason for the increase was a shift in the sales mix to more tank railcars, partially offset by a decrease in the volume of hopper railcar shipments. Manufacturing segment revenues for the fourth quarter of 2012 included estimated revenues of $49.2 million related to railcars built for the Company’s lease fleet, compared to estimated revenues of $26.0 million in the fourth quarter of 2011. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as a railcar sale, but are recognized over the term of the lease in accordance with the monthly lease revenues. Railcars built for the lease fleet represented 20% of ARI’s railcar shipments during the fourth quarter of 2012 compared to 12% for the same period in 2011.

Leasing segment revenues were $5.1 million for the fourth quarter of 2012, an increase of $4.7 million over the $0.4 million for the fourth quarter of 2011. The primary reason for the increase in revenue was an increase in the number of railcars on lease. We had approximately 2,590 railcars in the Company’s lease fleet at the end of 2012, compared to approximately 490 railcars at the end of 2011.

Consolidated earnings from operations for the fourth quarter of 2012 set a quarterly record of $41.3 million, an increase of 185% over the $14.5 million for the same period in 2011. Operating margins were 20% for the fourth quarter of 2012 compared to 7% for the comparable quarter of 2011. The increase in consolidated earnings was primarily due to an increase in manufacturing earnings from operations. Manufacturing earnings from operations were $47.0 million for the fourth quarter of 2012 compared to $24.5 million for the same period in 2011. This increase was due primarily to a higher mix of tank railcars as well as operating leverage and efficiencies achieved as a result of strong tank railcar production volumes, partially offset by lower hopper railcar shipments. The Company also continued to benefit from cost savings achieved by the vertical integration projects put in place during the past several years. Manufacturing earnings from operations for the fourth quarter of 2012 included $7.1 million of estimated profit on railcars built for the Company’s lease fleet, which is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.

Adjusted EBITDA, which excludes stock based compensation and other income on short-term investments, was a quarterly record of $48.0 million for the fourth quarter of 2012, compared to $23.7 million for the fourth quarter of 2011. Stock based compensation expense was $0.9 million for the fourth quarter of 2012, compared to $4.7 million for the same period in 2011. Stock based compensation fluctuates with changes in the Company’s stock price. Other income on short-term investments was $1.9 million in the fourth quarter of 2012, as the Company sold approximately 70% of the investment it held in Greenbrier stock. In January 2013, the Company sold its remaining position in Greenbrier stock.

Interest expense was $3.1 million for the fourth quarter of 2012 compared to $5.1 million for the same period in 2011. The $2.0 million decrease was primarily the result of the Company’s redemption of $100.0 million of its 7.5% senior unsecured notes due in 2014 (the Notes). The Company has announced the redemption of the remaining $175 million of outstanding Notes on March 1, 2013.

The effective tax rate for the fourth quarter of 2012 was 39.3% compared to 46.2% for the same period in 2011. The effective tax rate decrease in 2012 compared to 2011 was primarily attributable to significantly higher earnings before income taxes in 2012.

Net earnings for the fourth quarter of 2012 were a quarterly record of $24.5 million, or $1.14 per share; compared to $5.1 million, or $0.24 per share, for the fourth quarter of 2011 as a result of strong manufacturing earnings and higher profits from leasing.

2012 Full Year Highlights

•	Record adjusted EBITDA of $149.5 million

•	Record operating margins of 17%

•	Record net earnings of $63.8 million, or $2.99 per share

2012 Results

Consolidated revenues for 2012 were $711.7 million compared to $519.4 million in 2011. The increase in revenues was primarily due to an increase in manufacturing segment revenues. The Company shipped approximately 7,880 railcars, including approximately 2,100 railcars to leasing customers, during 2012, which was 51% higher than the approximately 5,230 railcars shipped during 2011, of which approximately 350 were to leasing customers.

Manufacturing segment revenues were $853.0 million for 2012 compared to $488.8 million for 2011. The primary reasons for the increase include a shift in the sales mix to more tank railcars and increased volumes of shipments. The increase in shipments included railcars shipped for our leasing business. Manufacturing segment revenues for 2012 included estimated revenues of $219.5 million relating to railcars built for the lease fleet, compared to $35.7 million in the comparable period in 2011. As noted above, such revenues are eliminated in consolidation. Railcars built for the lease fleet represented over 26% of ARI’s railcar shipments in 2012 compared to 7% for 2011.

Leasing segment revenues were $13.4 million for 2012 compared to $1.1 million for 2011. The primary reason for the increase in revenue was an increase in the number of railcars on lease, as described above.

Consolidated earnings from operations for 2012 were $121.4 million and up substantially from $32.7 million in 2011. Operating margins were 17% in 2012 compared to 6% in 2011. The increase in consolidated earnings was primarily due to an increase in manufacturing earnings from operations. Manufacturing earnings from operations were $156.0 million in 2012 compared to $40.9 million in 2011. This increase was due predominately to improved sales mix, increased volumes, and operating leverage and efficiencies as a result of strong production volumes. The Company also continued to benefit from cost savings achieved by the vertical integration projects put in place during the past several years. The increase in volumes included railcars produced for our leasing business. Manufacturing earnings from operations in 2012 included $35.7 million of profit on railcars built for the lease fleet that is eliminated in consolidation.

The Company recorded a $0.5 million loss from joint ventures in 2012 compared to a loss of $7.9 million in 2011. The improvement was due largely to increased production levels at our castings and axle manufacturing joint ventures in 2012 compared to 2011.

Adjusted EBITDA was $149.5 million in 2012, and almost three times the $50.5 million in 2011. Stock based compensation expense was $4.7 million in 2012, compared to $3.5 million in 2011. Other income on short-term investments was $1.9 million in 2012, as the Company sold approximately 70% of the investment it held in Greenbrier stock.

Net earnings in 2012 were $63.8 million, or $2.99 per share, compared to $4.3 million, or $0.20 per share, in 2011.

Backlog

At December 31, 2012, the Company’s backlog consisted of approximately 5,250 railcars to be manufactured for direct sale and 1,810 railcars to be manufactured for lease. The estimated market value of the direct sale and lease railcars was $662.8 million and $227.0 million, respectively.

Cash Flow and Liquidity

The Company’s record earnings have contributed to strong cash flow from operations. Cash flow from operations for 2012 was $121.4 million, which helped to fund the growth of the Company’s lease fleet. As of December 31, 2012, the Company’s lease fleet was approximately 2,590 railcars. In December, the Company finalized a financing of approximately $199.8 million in a delayed draw facility that is secured by certain assets of its railcar leasing business (Lease Fleet Financing). In conjunction with finalizing the Lease Fleet Financing, $100.0 million was drawn on the facility with availability to draw up to an additional $99.8 million by May 15, 2013, subject to the terms and conditions of the loan, including the sufficiency of the Company’s lease fleet borrowing base. Using our existing cash balance and availability under the Lease Fleet Financing, the Company delivered notice that it will redeem the remaining $175.0 million of outstanding Notes. The Notes will be redeemed at par plus accrued and unpaid interest on March 1, 2013.

The Company also paid a dividend of $0.25 per share of common stock of ARI, approximately $5.3 million, in December. At the board meeting in February, the Company’s board of directors declared a cash dividend of $0.25 per share of common stock of the Company to shareholders of record as of March 18, 2013 that will be paid on March 28, 2013.

Segment and Non-GAAP Financial Measures

A reconciliation of the Company’s segment revenues and earnings (loss) from operations, used for corporate management and resource allocation purposes, to the consolidated revenues and earnings (loss) from operations is set forth in the supplemental disclosure attached to this press release. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

Conference Call and Webcast

ARI will host a webcast and conference call on Thursday, February 21, 2013 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter 2012 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About ARI

ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI and its subsidiaries lease railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.

Forward Looking Statement Disclaimer

This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, the growth of the Company’s leasing business, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial conditions, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the impact of an economic downturn, adverse market conditions and restricted credit markets; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; anticipated production schedules for products and the anticipated financing needs, construction and production schedules of ARI’s joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the international economic and political risks related to ARI’s joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; the conversion of ARI’s railcar backlog into revenues; compliance with covenants contained in the Company’s Lease Fleet Financing; the impact and anticipated benefits of any acquisitions ARI may complete; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$205,045	$307,172
Short-term investments—available for sale securities	12,557	—
Accounts receivable, net	36,100	33,626
Accounts receivable, due from related parties	3,539	6,106
Income taxes receivable	—	4,074
Inventories, net	110,075	95,827
Deferred tax assets	4,114	3,203
Prepaid expenses and other current assets	3,917	4,539

Total current assets	375,347	454,547

Property, plant and equipment, net	155,893	155,643
Railcars on operating lease, net	220,282	38,599
Deferred debt issuance costs	2,374	1,335
Interest receivable, due from related parties	—	292
Goodwill	7,169	7,169
Investments in and loans to joint ventures	44,536	45,122
Other assets	4,157	1,063

Total assets	$809,758	$703,770

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,971	$62,318
Accounts payable, due to related parties	2,831	800
Accrued expenses and taxes	8,432	5,879
Accrued compensation	17,940	14,446
Accrued interest expense	4,465	6,875
Short-term debt, including current portion of long-term debt	2,755	—

Total current liabilities	101,394	90,318

Long-term debt, net of current portion	272,245	275,000
Deferred tax liability	53,466	14,923
Pension and post-retirement liabilities	9,518	9,280
Other liabilities	3,670	4,080

Total liabilities	440,293	393,601

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both December 31, 2012 and December 31, 2011	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	130,030	71,545
Accumulated other comprehensive loss	(387)	(1,198)

Total stockholders’ equity	369,465	310,169

Total liabilities and stockholders’ equity	$809,758	$703,770

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	December 31,
	2012	2011
Revenues:
Manufacturing (including revenues from affiliates of $42,820 and $9 for the three months ended December 31, 2012 and 2011, respectively)	$187,274	$181,832
Railcar leasing	5,129	427
Railcar services (including revenues from affiliates of $4,584 and $5,681 for the three months ended December 31, 2012 and 2011, respectively)	15,277	14,586

Total revenues	207,680	196,845

Cost of revenues:
Manufacturing	(145,576)	(159,762)
Railcar leasing	(1,710)	(336)
Railcar services	(12,534)	(12,106)

Total cost of revenues	(159,820)	(172,204)
Gross profit	47,860	24,641

Selling, general and administrative (including costs to a related party of $145 and $146 for the three months ended December 31, 2012 and 2011, respectively)	(6,543)	(10,169)

Earnings from operations	41,317	14,472

Interest income (including income from related parties of $701 and $728 for the three months ended December 31, 2012 and 2011, respectively)	706	789
Interest expense	(3,135)	(5,148)
Other income (loss) (including income from a related party of $5 for both the three months ended December 31, 2012 and 2011)	1,868	(34)
Loss from joint ventures	(482)	(659)

Earnings before income taxes	40,274	9,420
Income tax expense	(15,826)	(4,350)

Net earnings	$24,448	$5,070

Net earnings per common share—basic and diluted	$1.14	$0.24
Weighted average common shares outstanding—basic and diluted	21,352	21,352

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Year Ended
	December 31,
	2012	2011
Revenues:
Manufacturing (including revenues from affiliates of $103,679 and $1,230 for the year ended December 31, 2012 and 2011, respectively)	$633,547	$453,092
Railcar leasing	13,444	1,075
Railcar services (including revenues from affiliates of $21,442 and $24,730 for the year ended December 31, 2012 and 2011, respectively)	64,732	65,218

Total revenues	711,723	519,385

Cost of revenues:
Manufacturing	(506,083)	(410,308)
Railcar leasing	(5,906)	(682)
Railcar services	(51,383)	(50,599)

Total cost of revenues	(563,372)	(461,589)
Gross profit	148,351	57,796

Selling, general and administrative (including costs to a related party of $586 and $582 for the year ended December 31, 2012 and 2011, respectively)	(26,931)	(25,047)

Earnings from operations	121,420	32,749

Interest income (including income from related parties of $2,902 and $2,839 for the year ended December 31, 2012 and 2011, respectively)	3,003	3,654
Interest expense	(17,765)	(20,291)
Loss on debt extinguishment	(2,267)	—
Other income (loss) (including income from a related party of $15 and $16 for the year ended December 31, 2012 and 2011, respectively)	1,905	(10)
Loss from joint ventures	(451)	(7,900)

Earnings before income taxes	105,845	8,202
Income tax expense	(42,022)	(3,866)

Net earnings	$63,823	$4,336

Net earnings per common share—basic and diluted	$2.99	$0.20
Weighted average common shares outstanding—basic and diluted	21,352	21,351

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED SEGMENT DATA

(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
For the Three Months Ended December 31, 2012
Manufacturing	$187,274	$49,232	$236,506	$39,931	$7,082	$47,013
Railcar Leasing	5,129	—	5,129	3,377	10	3,387
Railcar Services	15,277	54	15,331	2,024	(3)	2,021
Corporate	—	—	—	(4,015)	—	(4,015)
Eliminations	—	(49,286)	(49,286)	—	(7,089)	(7,089)

Total Consolidated	$207,680	$—	$207,680	$41,317	$—	$41,317

For the Three Months Ended December 31, 2011
Manufacturing	$181,832	$26,041	$207,873	$19,820	$4,633	$24,453
Railcar Leasing	427	—	427	51	20	71
Railcar Services	14,586	68	14,654	1,841	29	1,870
Corporate	—	—	—	(7,240)	—	(7,240)
Eliminations	—	(26,109)	(26,109)	—	(4,682)	(4,682)

Total Consolidated	$196,845	$—	$196,845	$14,472	$—	$14,472

For the Year Ended December 31, 2012
Manufacturing	$633,547	$219,499	$853,046	$120,623	$35,362	$155,985
Railcar Leasing	13,444	—	13,444	7,371	29	7,400
Railcar Services	64,732	495	65,227	10,718	(99)	10,619
Corporate	—	—	—	(17,292)	—	(17,292)
Eliminations	—	(219,994)	(219,994)	—	(35,292)	(35,292)

Total Consolidated	$711,723	$—	$711,723	$121,420	$—	$121,420

For the Year Ended December 31, 2011
Manufacturing	$453,092	$35,658	$488,750	$36,075	$4,860	$40,935
Railcar Leasing	1,075	—	1,075	239	20	259
Railcar Services	65,218	285	65,503	12,476	19	12,495
Corporate	—	—	—	(16,041)	—	(16,041)
Eliminations	—	(35,943)	(35,943)	—	(4,899)	(4,899)

Total Consolidated	$519,385	$—	$519,385	$32,749	$—	$32,749

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2012	2011
Operating activities:
Net earnings	$63,823	$4,336
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	23,850	22,167
Amortization of deferred costs	605	699
Loss on disposal of property, plant and equipment	37	171
Stock-based compensation	4,668	3,537
Change in interest receivable, due from related parties	292	(105)
Loss from joint ventures	451	7,900
Provision for deferred income taxes	37,113	6,533
Adjustment to provision for losses on accounts receivable	90	(22)
Item related to investing activities:
Realized gain on sale of short-term investments—available for sale securities	(1,863)	—
Item related to financing activities:
Loss on debt extinguishment	2,267	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,568)	(12,616)
Accounts receivable, due from related parties	2,588	(1,170)
Income taxes receivable	4,057	10,590
Inventories, net	(14,224)	(45,813)
Prepaid expenses and other current assets	621	(1,885)
Accounts payable	2,653	32,988
Accounts payable, due to related parties	2,031	525
Accrued expenses and taxes	(2,135)	207
Other	(2,978)	81

Net cash provided by operating activities	121,378	28,123
Investing activities:
Purchases of property, plant and equipment	(19,962)	(6,202)
Capital expenditures—leased railcars	(185,918)	(29,444)
Proceeds from the sale of property, plant and equipment	259	122
Purchase of short-term investments—available for sale securities	(40,334)	—
Proceeds from sale of short-term investments—available for sale securities	31,506	—
Proceeds from the repayments of loans by joint ventures	1,908	775
Investments in and loans to joint ventures	(1,856)	(5,711)

Net cash used in investing activities	(214,397)	(40,460)
Financing activities:
Repayment of long-term debt	(100,000)	—
Proceeds from long-term debt	100,000	—
Premium on debt redemption	(1,875)	—
Payment of common stock dividends	(5,338)	—
Debt issuance costs	(1,917)	—
Proceeds from stock option exercises	—	756

Net cash (used in) provided by financing activities	(9,130)	756
Effect of exchange rate changes on cash and cash equivalents	22	(5)

Decrease in cash and cash equivalents	(102,127)	(11,586)
Cash and cash equivalents at beginning of period	307,172	318,758

Cash and cash equivalents at end of period	$205,045	$307,172

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA

(In thousands, unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net earnings	$24,448	$5,070	$63,823	$4,336
Income tax expense	15,826	4,350	42,022	3,866
Interest expense	3,135	5,148	17,765	20,291
Loss on debt extinguishment	—	—	2,267	—
Interest income	(706)	(789)	(3,003)	(3,654)
Depreciation	6,344	5,295	23,850	22,167

EBITDA	$49,047	$19,074	$146,724	$47,006
Other income related to our short-term investments	(1,863)	—	(1,863)	—
Expense related to stock appreciation rights compensation [1]	858	4,665	4,668	3,537

Adjusted EBITDA	$48,042	$23,739	$149,529	$50,543

[1]	SARs are cash settled at time of exercise

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.

Adjusted EBITDA represents EBITDA before stock based compensation related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with stock-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by (used in) operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.